EX-99.e.1.ii

AMENDMENT NO. 4 TO
SCHEDULE I
TO THE DISTRIBUTION AGREEMENT

AS OF DECEMBER 1, 2015

This Schedule to the Distribution Agreement between Delaware Group Global & International Funds and Delaware Distributors, L.P. entered into as of May 15, 2003 and amended and restated on January 4, 2010 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.

			Portion
		Total 12b-1	designated as
		Plan Fee Rate	Service Fee Rate
		(per annum of	(per annum of
		the Series’	the Series’
		average daily	average daily net
		net assets	assets
		represented by	represented by
		shares of the	shares of the
Series Name	Class Names	Class)	Class)	Effective Date
Delaware Emerging	Class A	.25%		April 19, 2001
Markets Fund
	Class C	1.00%	.25%	April 19, 2001
	Class R	.50%		May 15, 2003
	Institutional Class			April 19, 2001
Delaware International	Class A	.25%		April 19, 2001
Value Equity Fund
	Class C	1.00%	.25%	April 19, 2001
	Class R	.50%		May 15, 2003
	Institutional Class			April 19, 2001
Delaware Global Value	Class A	.25%		April 19, 2001
Fund
	Class C	1.00%	.25%	April 19, 2001
	Class R	.50%		May 15, 2003
	Institutional Class			April 19, 2001
Delaware Focus Global	Class A	.25%		December 29, 2008
Growth Fund
	Class C	1.00%	.25%	December 29, 2008
	Class R	.50%		December 29, 2008
	Institutional Class			December 29, 2008
Delaware Macquarie Asia	Class A	.25%		December 1, 2015
Select Fund
	Class C	1.00%	.25%	December 1, 2015
	Institutional Class			December 1, 2015

DELAWARE DISTRIBUTORS, L.P.
DELAWARE DISTRIBUTORS, INC., General Partner

By:	/s/ Brett Wright
Name:	Brett Wright
Title:	President

DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS
on behalf of the Series listed on Schedule I

By:	/s/ Shawn Lytle
Name:	Shawn Lytle
Title:	President and Chief Executive Officer